EXHIBIT 23
Consent of Yount, Hyde & Barbour, P.C.

INDEPENDENT AUDITOR'S REPORT

         We consent to the incorporation by reference in Registration Statements No. 33-36124, 33-73844 and 333-109218 of Community Financial Corporation on Forms S-8 of our report dated April 9, 2004, relating to the consolidated balance sheets of Community Financial Corporation and subsidiary as of March 31, 2004 and 2003 and the related consolidated statements of income, stockholders' equity and cash flows for the year ended March 31, 2004 ,2003 and 2002 in the Corporation's Form 10-KSB for the year ended March 31, 2004.

/s/ Yount, Hyde and Barbour, P.C.

Winchester, Virginia
June 29, 2004